EXHIBIT 4(b)(iii)







                  MODINE MANUFACTURING COMPANY

                               AND

             FIRST CHICAGO TRUST COMPANY OF NEW YORK

                          Rights Agent

                       Amendment Number 3

                               to

                        Rights Agreement

                  Dated as of October 15, 1986




































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                        RIGHTS AGREEMENT
                        ----------------

                       Amendment Number 3
                       ------------------


     This Amendment, when executed, shall constitute a valid and binding amendment to that certain Rights Agreement dated as of October 15, 1986 by and between Modine Manufacturing Company, a Wisconsin corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent").

                            Recitals

     A. The Rights Agreement provides that the Company and the Rights Agent may supplement or amend the Rights Agreement as they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates.

     B    The Company and the Rights Agent desire to amend the
Rights Agreement in accordance with the terms of this Amendment.

     C. The Company and the Rights Agent and the Board of Directors of the Company, having received appropriate advice and counsel, believe that the adjustment of the Purchase Price of the Preferred Shares is necessary and desirable and in the best interests of the holders of Rights Certificates.

                            Agreement

     1. In consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent agree, pursuant to the provision set forth in Section 26 of the Rights Agreement, to amend the Rights Agreement as follows:

     2. Section 7(b) of the Rights Agreement is amended by substituting the following:

          (b) The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall be $95.00, subject to further adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

     3. This Amendment shall be effective as of December 18, 1996.

     4. Consistent with the purpose and intent of Section 12 of the Rights Agreement, the Company shall promptly prepare, file and mail a Certificate of Adjusted Purchase Price, and prepare and mail a brief summary thereof to each holder of a Right Certificate in accordance with the terms of the Rights Agreement.


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     5.   The Company and the Rights Agent agree that all other
terms, provisions, covenants, or restrictions of the Rights
Agreement, to the extent not inconsistent with this Amendment, shall remain unchanged and in full force and effect.

     6. Capitalized terms which are not defined in this Amendment have the meanings given such terms in the Rights
Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, as of the effective date hereof.

(SEAL)
                              MODINE MANUFACTURING COMPANY

Attest:

By s/ W. E. Pavlick           By    s/D. R. Johnson
  -----------------------        -----------------------------
Title:  Secretary             Title: President and Chief
                                     Operating Officer

(SEAL)
                              FIRST CHICAGO TRUST COMPANY OF
                              NEW YORK
Attest:

By s/Diane S. Calcagno        By   s/Laurence A. Woods
  -----------------------       ------------------------------
Title: Assistant Vice         Title: Vice President
       President



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